CORE SERIES

                             Addendum to Management
                          Agreement between Lord Abbett
                     Investment Trust and Lord, Abbett & Co.
                    DATED OCTOBER 20, 1993 (THE "AGREEMENT")


         Lord, Abbett & Co. and Lord Abbett Investment Trust (the "Trust") on behalf of CORE SERIES ("Series") do hereby agree that (a) the annual management fee rate for the Series with respect to paragraph 2 of the Agreement shall be
 .50 of 1% of the average daily net assets of the Series and (b) the repayment provisions pursuant to paragraph 5 of the Agreement shall not be applicable to the Series.

         For purposes of Section 15 (a) of the Investment Company Act of 1940, as amended, this Addendum and the Agreement shall together constitute the investment advisory contract of the Series.





                               LORD, ABBETT & CO.


                                    BY:     ________________________
                                            Managing Partner


                          LORD ABBETT INVESTMENT TRUST
                     (on behalf of Lord Abbett Core Series)


                                    BY:  _______________________
                                            Vice President




Dated:           , 1997